Exhibit 10.5

SECURITIES PURCHASE AGREEMENT

by and between

RUTH U. FERTEL, INC.

and

FIRST UNION INVESTORS, INC.

Dated as of September 17, 1999

i

ARTICLE V	15
5.1 Existence and Power	15
5.2 Authorization; No Contravention	15
5.3 Governmental Authorization: Third Party Consents	15
5.4 Binding Effect	15
5.5 Litigation	16
5.6 No Default or Breach	16
5.7 ERISA	16
5.8 Disclosure	16
5.9 Capitalization	16
5.10 Contractual Obligations, etc.	17
5.11 Private Offering	17
5.12 Broker’s, Finder’s or Similar Fees	18
5.13 Merger Documents	18
5.14 Senior Loan Documents/Senior Notes Documents	18
5.15 Other Transaction Documents	18
5.16 Subsidiaries and Investments	18
5.17 Tax Matters	18
5.18 Financial Statements	19
5.18 Financial Statements	19
5.19 Absence of Undisclosed Liabilities	19
5.20 Title To Properties and Assets	20
5.21 Compliance with Laws	20
5.22 Hazardous and Toxic Materials	20
5.23 Certain Federal Regulations	20
5.24 Absence of Certain Changes or Events	21
5.25 Year 2000 Issue	21
5.26 Insurance	21
5.27 Organizational and Governing Documents	21
5.28 Transactions with Affiliates	21
5.29 Use of Proceeds	22
5.30 Intellectual Property	22
5.31 Employee Controversies	22
5.32 Licenses	23
5.33 Representations and Warranties in Other Agreements	23
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	23
ARTICLE VI	23
6.1 Authorization; No Contravention	23
6.2 Binding Effect	23
6.3 Accredited Investor; Purchase for Own Account	24
ARTICLE VII FINANCIAL INFORMATION AND NOTICES	24
ARTICLE VII	24
7.1 Financial Statements and Other Information	24

ARTICLE VIII AFFIRMATIVE COVENANTS		27
ARTICLE VIII		27
8.1	Preservation of Corporate Existence and Related Matters	27
8.2	Maintenance of Property	27
8.3	Maintenance of Insurance	27
8.4	Payment of Obligations, Taxes and Governmental Charges	27
8.5	Accounting Methods and Financial Records	28
8.6	Compliance With Laws and Obligations	28
8.7	Visits and Inspections	28
8.8	Conduct of Business	28
8.9	Use of Proceeds	28
8.10	Consummation of Recapitalization and Other Transactions	28
8.11	Reservation of Shares	28
8.12	Compliance with Agreements	28
8.13	ERISA	29
8.14	Brokerage	29
8.15	Replacement of Certificates for Shares	29
8.16	Registration of Preferred Stock	29
8.17	Exchange of Certificates for Shares	29
ARTICLE IX NEGATIVE COVENANTS		30
ARTICLE IX		30
9.1	Purchase of Shares	30
9.2	Limitations on Acquisitions and Joint Ventures	30
9.3	Transactions With Affiliates	30
9.4	Lines of Business	31
9.5	Certain Amendments	31
9.6	Limitations on Layering	31
ARTICLE X INDEMNIFICATION		31
ARTICLE X		31
10.1	Indemnification	31
10.2	Notification	32
ARTICLE XI MISCELLANEOUS		33
ARTICLE XI		33
11.1	Survival of Representations, Warranties and Covenants	33
11.2	Notices	33
11.3	Successors and Assigns	35
11.4	Remedies Cumulative	35
11.5	Determinations, Requests or Consents	35
11.6	Counterparts	35
11.7	Headings	36
11.8	Governing Law	36

11.9	Jurisdiction	36
11.10	Severability	36
11.11	Rules of Construction	36
11.12	Entire Agreement	36
11.13	Certain Expenses	36
11.14	Publicity	37
11.15	Further Assurances	37
11.16	Amendment or Waiver	37
11.17	Arbitration	38

SCHEDULES

Schedule 3.6	-	Financial Statements
Schedule 3.14	-	Ownership Structure
Schedule 3.16	-	Existing Indebtedness
Schedule 5.3	-	Governmental Authorization: Third Party Consents
Schedule 5.9	-	Capitalization
Schedule 5.10	-	Material Contractual Obligations
Schedule 5.16	-	Subsidiaries
Schedule 5.17	-	Tax Matters
Schedule 5.18	-	Projections
Schedule 5.19	-	Undisclosed Liabilities
Schedule 5.20	-	Title to Properties and Assets
Schedule 5.21	-	Compliance With Laws
Schedule 5.22	-	Hazardous Materials
Schedule 5.24	-	Certain Changes or Events
Schedule 5.26	-	Insurance
Schedule 5.28	-	Transactions with Affiliates
Schedule 5.29	-	Use of Proceeds
Schedule 5.30	-	Intellectual Property
Schedule 5.32	-	License Violations

EXHIBITS

Exhibit A	-	Form of Articles of Amendment
Exhibit B	-	Bylaws
Exhibit C	-	Form of Registration Agreement
Exhibit D	-	Form of Shareholders Agreement
Exhibit E	-	Form of Warrant
Exhibit F	-	Form of Officer’s Certificate
Exhibit G	-	Form of Secretary’s Certificate
Exhibit H	-	Form of Opinion
Exhibit I	-	Form of Preferred Stock Certificate

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT is dated as of September 17,1999, between RUTH U. FERTEL, INC., a Louisiana corporation (the “Company”), and FIRST UNION INVESTORS, INC., a North Carolina corporation (the “Purchaser”).

STATEMENT OF PURPOSE

WHEREAS, the Company and its Subsidiaries (as defined below) are engaged in the business of owning and operating fine dining steakhouse restaurants;

WHEREAS, Madison Dearborn Capital Partners, III, L.P. (the “Sponsor”) and the Sponsor Affiliates (as defined below) intend to invest in the Company by purchasing in the aggregate at least 70% of the Company’s outstanding Common Stock (as defined below) on a fully-diluted basis (the “Recapitalization”);

WHEREAS, in order to finance the Recapitalization, (a) the Company proposes to enter into (i) a Senior Loan Agreement, dated as of the date hereof (as amended, replaced, refinanced, or otherwise modified from time to time in accordance with the terms thereof) (the “Senior Loan Agreement”), among the lenders named therein (the “Lenders”) and Bankers Trust Company, as administrative agent for the Lenders (the “Agent”), to obtain (A) a revolving credit facility in the principal amount of $20,000,000 and (B) a term credit facility in the principal amount of $72,000,000, (ii) this Agreement providing for the issuance and sale by the Company of 20,000 shares of the Company’s Series A Cumulative Redeemable Preferred Stock and warrants to purchase 6% of the Company’s Common Stock on a fully-diluted basis as of the Closing Date, (b) pursuant to the Merger Documents (as defined below), (i) Ruth U. Fertel, the Randy J. Fertel Trust and William L. Hyde, Jr. will receive an aggregate of 5,691.97660 shares of the Company’s Series B Junior Cumulative Preferred Stock, par value $0.01 per share (“Junior Preferred Stock”), having an aggregate liquidation preference equal to $5,691,976.60 and 58,802.340 shares of the Company’s Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), and (ii) the Company will issue, and the Sponsor and the Sponsor Affiliates will purchase for cash, an aggregate of 42,707.25939 shares of Junior Preferred Stock, having an aggregate liquidation preference equal to $42,707,259.39, for an aggregate purchase price of $42,707,259.39, and an aggregate of 441,197.661 shares of Class A Common Stock for an aggregate purchase price of $4,411,976.61 and (c) pursuant to a note purchase agreement, the Company will issue unsecured senior subordinated notes and warrants (the “Senior Subordinated Notes Financing”) to GS Mezzanine Partners, L.P. and GS Mezzanine Offshore, L.P. shall generate at least $45,000,000 of gross cash proceeds; and

WHEREAS, the Company and the Purchaser have reached certain agreements with regard to the foregoing transactions, all upon the terms and conditions more particularly described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“AAA” has the meaning assigned thereto in Section 11.17.

“Affiliate” means, with respect to a Person, (a) any director, executive officer, general partner, managing member or other manager of such Person, (b) any other Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and (c) if such Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual, any trust whose principal beneficiary is such individual or one or more members of such individual’s immediate family and any Person who is controlled by any such member or trust. The term “control” means (i) the power to vote 10% or more of the securities or other equity interests of a Person having ordinary voting power (on a fully diluted basis), or (ii) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” has the meaning assigned thereto in the Preamble.

“Agreement” means this Securities Purchase Agreement, as amended or supplemented from time to time.

“Annual MDP Fee Amount” has the meaning assigned thereto in Section 9.3.

“Arbitration Rules” has the meaning assigned thereto in Section 11.17.

“Articles of Amendment” means the Articles of Amendment of the Company filed with the Secretary of State of the State of Louisiana on or prior to the Closing Date and attached hereto as Exhibit A.

“Articles of Incorporation” means the Articles of Incorporation of the Company as in effect on the date hereof and as amended by the Articles of Amendment.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina are authorized or required by law or executive order to close.

“Bylaws” means the Bylaws of the Company as in effect on the date hereof and attached hereto as Exhibit B.

“Class A Common Stock” has the meaning assigned thereto in the Statement of Purpose.

“Closing” has the meaning assigned thereto in Section 2.3.

“Closing Date” has the meaning assigned thereto in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Commission” means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Common Stock” means the Common Stock of the Company as described in the Articles of Incorporation.

“Company” has the meaning assigned thereto in the Preamble.

“Contingent Obligation” means, as to any Person, any obligation of such Person as a result of such Person being a general partner of the other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contractual Obligations” means, with respect to a Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

“Designated Officer” means, with respect to the Company, the president, chief executive officer, chief operating officer, chief financial officer, treasurer or vice-president of finance.

“Disputes” has the meaning assigned thereto in Section 11.17.

“Environmental Law” means any federal, state, foreign or local statute, law, rule, regulation, ordinance, code or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any legally binding judicial or administrative order, consent decree or judgment, relating to the environment, employee, health and safety or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 201 & 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

“Exchange and Registration Rights Agreement” means the Exchange and Registration Rights Agreement dated as of September 17, 1999 by and among the Company, GS Mezzanine Partners, L.P., GS Mezzanine Offshore, L.P. and the parties listed as guarantors on the schedule thereto.

“Fee Letter” means the letter agreement dated May 28,1999 addressed to the Sponsor from the Purchaser, as amended, modified or otherwise supplemented.

“Financial Statements” has the meaning assigned thereto in Section 3.6(a).

“GAAP” means generally accepted United States accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial,

regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Hazardous Discharge” has the meaning assigned thereto in Section 5.22.

“Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar meaning and effect, under any applicable Environmental Law; and (iii) any other chemical, material or substance the release of which is prohibited, limited or regulated by any Environmental Law.

“Indebtedness” means, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of (A) the amount of such Indebtedness and (B) the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person and (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement or arrangement. Notwithstanding the foregoing, Indebtedness shall not include (A) trade payables and accrued expenses incurred by any Person in the ordinary course of business of such Person and (B) endorsements of instruments for deposit or collection in the ordinary course of business.

“Indemnified Party” has the meaning assigned thereto in Section 10.1.

“Information Systems and Equipment” means all computer hardware, firmware and software, as well as other information processing systems, or any equipment containing embedded microchips, whether directly owned, licensed, leased, operated or otherwise controlled by the Company of any of its Subsidiaries, including through third-party service providers, and which, in whole or in part, are used, operated, relied upon, or integral to, the Company’s or any of its Subsidiaries’ conduct of their business.

“Intellectual Property” means the following: (a) all inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works and all copyrights (registered and unregistered); (d) all trade secrets and confidential information (including, without limitation, financial, business and marketing plans and customer and supplier lists and related information); (e) all computer software and software systems (including, without limitation, data, databases and related documentation); (f) all internet web sites and domain names; (g) all other proprietary rights, and (h) all licenses or other agreements to or from third parties regarding the foregoing.

“Intellectual Property Licenses” has the meaning assigned thereto in Section 5.30.

“Interest Rate Protection Agreement” means any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates.

“Junior Preferred Stock” has the meaning assigned thereto in the Statement of Purpose.

“LBCL” has the meaning assigned thereto in Section 2.1.

“Latest Balance Sheet” means the Company’s latest consolidated balance sheet dated as of August 1, 1999.

“Lenders” has the meaning assigned thereto in the Statement of Purpose.

“Liabilities” has the meaning assigned thereto in Section 10.1.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Material Adverse Change” means a material adverse change in the business, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect upon the business, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

“Merger Documents” means the Transaction and Merger Agreement, dated as of July 16, 1999, by and among the Company, RUF Merger Corp., the Sponsor and Sponsor Affiliates, as amended by the Amendment to Transaction and Merger Agreement, dated as of September 17, 1999, by and among the Company, RUF Merger Corp., the Sponsor and the Sponsor Affiliates, including all schedules and exhibits thereto and other related documentation.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001 (a)(3) of ERISA to which the Company or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.

“Other Hedging Agreement” means any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values.

“Owned Intellectual Property” has the meaning assigned thereto in Section 5.30.

“Permitted Liens” has the meaning assigned thereto in Section 11.01 of the Senior Loan Agreement.

“Person” means any individual, firm, corporation, partnership, trust, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Plan” means a “pension plan” as such term is defined in Section 3(2) of ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributor is a member or otherwise may have any liability.

“Preferred Stock” means the Series A Senior Preferred Stock of the Company, or any other capital stock of the Company into which such stock is reclassified or reconstituted.

“Projections” has the meaning assigned thereto in Section 5.18.

“Purchaser” has the meaning assigned thereto in the Preamble and its successors and assigns.

“Recapitalization” has the meaning assigned thereto in the Statement of Purpose.

“Registration Agreement” means the Registration Agreement dated as of the date hereof among the Company, the Sponsor, the Purchaser and the other shareholders of the Company listed on the signature pages thereto and attached hereto as Exhibit C.

“Reportable Event” has the meaning assigned thereto in ERISA for which notice has not been waived by regulation.

“Required Holders” has the meaning assigned thereto in Section 11.5.

“Requirements of Law” means, with respect to a Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty,

rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Senior Loan Agreement” means the Credit Agreement dated as of September 17,1999 among the Company, as borrower, the Lenders party thereto and the Agent, as amended from time to time in accordance with the terms thereof.

“Senior Loan Documents” means the Senior Loan Agreement and each other Credit Document as defined and referred to in the Senior Loan Agreement, as amended from time to time in accordance with the terms thereof.

“Senior Subordinated Note Purchase Agreement” means that certain note purchase agreement dated as of September 17, 1999 among the Company, its Subsidiaries, GS Mezzanine Partners, L.P. and GS Mezzanine Partners Offshore, L.P.

“Senior Subordinated Notes” has the meaning assigned to the terms “Notes” and “Exchange Notes” in the Senior Subordinated Note Purchase Agreement.

“Senior Subordinated Notes Documents” means the Exchange and Registration Rights Agreement, Warrant Agreement, Senior Subordinated Notes, Senior Subordinated Note Purchase Agreement and all other agreements, documents and instruments executed and delivered pursuant thereto or in connection therewith.

“Senior Subordinated Notes Financing” has the meaning assigned thereto in the Statement of Purpose.

“Shareholders Agreement” means the Shareholders Agreement dated as of September 17, 1999 among the Company, the Sponsor, the Sponsor Affiliates, GS Mezzanine Partners, L.P., GS Mezzanine Offshore, L.P., the Purchaser and the other shareholders of the Company listed on the signature pages thereto and attached hereto as Exhibit D.

“Significant Holder” means a holder of at least 25% of the Preferred Stock then outstanding.

“Sponsor” has the meaning assigned thereto in the Statement of Purpose.

“Sponsor Affiliates” means Madison Dearborn Special Equity III, L.P. and Special Advisors Fund I, LLC.

“Stock Option Plan” means the 1999 Stock Option Plan of the Company as in effect on the date hereof, and any and all stock options issued pursuant thereto.

“Subsidiary” means, as to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

“Transaction Documents” means, collectively, this Agreement, the Warrant, the Articles of Incorporation, the Bylaws, the Shareholders Agreement, the Registration Agreement, the Senior Loan Documents, the Merger Documents and the Senior Subordinated Notes Documents.

“United States” and “U.S.” shall mean the United States of America.

“Warrant” means the common stock purchase warrant issued by the Company to the Purchaser pursuant to this Agreement substantially in the form attached hereto as Exhibit E.

“Warrant Agreement” means the warrant agreement dated as of September 17, 1999 by and between the Company, GS Mezzanine Partners, L.P. and GS Mezzanine Partners Offshore, L.P.

“Year 2000 Compliant” means that all Information Systems and Equipment accurately process date data (including, but not limited to, calculating, comparing and sequencing), before, during and after the year 2000, as well as same and multi-century dates, or between the years 1999 and 2000, taking into account all leap years, including the fact that the year 2000 is a leap year, and further, that when used in combination with, or interfacing with, other Information Systems and Equipment, shall accurately accept, release and exchange date data, and shall in all material respects continue to function in the same manner as it performs on the Closing Date and shall not otherwise impair the accuracy or functionality of Information Systems and Equipment.

1.2 Accounting Terms: Financial Statements. All accounting terms used herein not expressly defined in this Agreement shall have the respective meanings given to them in accordance with sound accounting practice. The term “sound accounting practice” shall mean such accounting practice as, in the opinion of the independent certified public accountants regularly retained by the Company, conforms at the time to GAAP applied on a consistent basis except for changes with which such accountants concur.

ARTICLE II

PURCHASE AND SALE OF PREFERRED STOCK AND WARRANT

2.1 Purchase and Sale of the Preferred Stock and Warrant. Subject to the terms and conditions hereof, the Company agrees to issue to the Purchaser, and the Purchaser agrees that it will acquire from the Company, on the Closing Date, (a) 20,000 shares of the Preferred

Stock and (b) a detachable Warrant exercisable for 37,735.849 shares of the outstanding Common Stock representing 6.0% of Common Stock on a fully diluted basis (including the pro-forma impact of the Stock Option Plan), all for an aggregate purchase price of $20,000,000. The Preferred Stock, and the Common Stock for which the Warrant is exercisable, shall each have the powers, rights and preferences as set forth in the Articles of Amendment, which Articles of Amendment will be duly adopted by the Board of Directors and the shareholders of the Company prior to the Closing Date in accordance with the provisions of Section 12.31 of the Louisiana Business Corporation Law of the State of Louisiana (the “LBCL”) and will be filed with the Secretary of State of the State of Louisiana prior to the Closing Date pursuant to the LBCL. A true and correct copy of the Articles of Incorporation of the Company as currently in effect and prior to the adoption and filing of the Articles of Amendment has heretofore been furnished to the Purchaser by the Company. The Preferred Stock will rank, as to preferences on payment of dividends or distribution of assets upon liquidation, prior to any and all other shares of preferred stock, Common Stock or other equity securities of whatever class or series now or hereafter issued by the Company.

2.2 Redemption Premium. The Company and the Purchaser acknowledge that under the regulations of the United States Department of Treasury, the issuance of the Preferred Stock and the Warrant for an aggregate, combined purchase price will result in the creation of a “redemption premium” on the Preferred Stock equal to the value of the Warrant. After taking into account all relevant factors (including the fact that no public market for the Common Stock currently exists, the minority equity position that the Warrant represents in relation to the other outstanding equity, the non-voting nature of the Common Stock issuable upon exercise of the Warrant, the general condition of the financial markets at this time, the liquidation preferences of other equity securities of the Company which are senior to the Common Stock, the fair market value for shares of Common Stock issuable upon exercise of the Warrant, the nature of the rights provided for in the Warrant and all other matters concerning the transactions contemplated by this Agreement), the Company and the Purchaser agree that the redemption premium on the Preferred Stock is “de minimus” for purposes of Section 305(c) and Section 1273(a)(3) of the Code. Neither the Company nor the Purchaser will take any position for United States federal income tax purposes that is inconsistent with the provisions of this Section 2.2.

2.3 Closing. Subject to the terms and conditions of this Agreement, the issuance and purchase of the Preferred Stock and the Warrant shall take place at the closing (the “Closing”‘) to be held at the Chicago, Illinois offices of Kirkland & Ellis at 10:00 a.m., on September 17,1999, or at such other time and place as the Company and the Purchaser may agree in writing (the “Closing Date”). At the Closing, the Company shall deliver to the Purchaser the Preferred Stock and the Warrant against delivery to the Company by the Purchaser of the purchase price therefor by wire transfer of immediately available funds.

ARTICLE III

CONDITIONS TO THE OBLIGATION OF THE PURCHASER TO CLOSE

The obligation of the Purchaser to purchase the Preferred Stock and the Warrant, to pay the purchase price therefor at the Closing and to perform any other obligations hereunder shall be subject to the satisfaction as determined by the Purchaser of the following conditions on or before the Closing Date:

3.1 Representations and Warranties. The representations and warranties of the Company contained in Section 5 hereof shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.

3.2 Compliance with this Agreement. The Company shall have performed and complied in all material respects with all of the agreements, obligations, covenants and conditions set forth or contemplated herein that are required to be performed or complied with by the Company on or before the Closing Date.

3.3 Officer’s Certificate. The Purchaser shall have received a certificate dated as of the Closing Date from the chief executive officer and chief financial officer of the Company in the form of Exhibit F to the effect that (a) all representations and warranties of the Company contained in this Agreement are true and correct in all material respects, (b) the Company is not in violation in any material respect of any of the covenants contained in this Agreement, (c) all conditions precedent to the Closing of this Agreement to be performed by the Company have been duly performed in all material respects and (d) neither the Company nor any of its Subsidiaries is in violation of or default, in any material respect, under or with respect to any material Contractual Obligations.

3.4 Secretary’s Certificate, Good Standing Certificates. The Purchaser shall have received a certificate from the Company dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Company in the form of Exhibit G certifying (a) that the attached copies of the Articles of Incorporation, Bylaws or other applicable governance documents and resolutions of the Board of Directors of the Company approving this Agreement, each of the other Transaction Documents and the transactions contemplated hereby and thereby to which it is a party, are all true, complete and correct and remain unamended and in full force and effect, (b) as to the incumbency and specimen signature of each officer of the Company executing this Agreement and the other Transaction Documents to which it is a party and any other document delivered in connection herewith or therewith on behalf of the Company and (c) as to the good standing of the Company in the state of its incorporation and in each other state in which the Company is transacting business. The Purchaser shall have received copies of good standing certificates from each of the Company’s Subsidiaries from the state of such Subsidiary’s incorporation.

3.5 Transaction Documents; Recapitalization. The Purchaser shall have received and approved in its sole discretion true, complete and correct copies of the Transaction Documents and such other documents as it may reasonably request in connection with or relating to the sale of the Preferred Stock and the Warrant and the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Purchaser. There shall not have been any material modification, amendment, supplement or waiver after the date hereof to the Transaction Documents without the prior written consent of the Purchaser, including, but not limited to, any modification, amendment, supplement or waiver relating to the amount or type of consideration to be paid in connection with the transaction and the contents of all disclosure schedules and exhibits. The Recapitalization shall have been consummated in accordance with the terms of the

Transaction Documents (without waiver of any conditions precedent to the obligations of the buyer thereunder) with total cash consideration relating to the purchase of stock not to exceed $187,000,000.

3.6 Financial Matters.

(a) Financial Statements. The Purchaser shall have received from the Company copies of such financial information relative to the Company’s and its Subsidiaries’ financial condition which may be reasonably requested by the Purchaser, which information shall include at a minimum, the financial statements listed on Schedule 3.6 (collectively, the “Financial Statements”).

(b) Payment at Closing. There shall have been paid by the Company to the Purchaser any accrued and unpaid fees due the Purchaser (including (i) all fees owing to the Purchaser pursuant to the Fee Letter and (ii) all legal fees and expenses required to be paid pursuant to Section 11.13), and to any other Person such amount as may be due, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Transaction Documents.

3.7 Insurance. The Purchaser shall have received certificates of insurance evidencing the existence of all insurance required to be maintained by the Company and its Subsidiaries pursuant to Section 8.3 hereof.

3.8 Purchase Permitted by Applicable Laws. The acquisition of and payment for the Preferred Stock and Warrant to be acquired by the Purchaser hereunder and the consummation of the transactions contemplated hereby (a) shall not be prohibited by any Requirement of Law and (b) shall not subject the Purchaser to any penalty or, in its reasonable judgment, other adverse condition under or pursuant to any Requirement of Law.

3.9 Consents and Approvals. All material consents, exemptions, authorizations or other actions by, or notices to, or filings with, Governmental Authorities and other Persons (including, without limitation, from all franchise regulatory authorities) in respect of all Requirements of Law and Contractual Obligations of the Company required in connection with the execution, delivery or performance by the Company or enforcement against the Company of this Agreement and the other Transaction Documents shall have been obtained and be in full force and effect, and the Purchaser shall have been furnished with appropriate evidence thereof, and all waiting periods shall have lapsed without extension or the imposition of any conditions or restrictions, except to the extent that the absence of such consent, exemption, authorization or other notice will not reasonably be expected to have a Material Adverse Effect.

3.10 Disbursement Instructions. The Purchaser shall have received written instructions from the Company to the Purchaser directing the payment of any proceeds of the Preferred Stock and Warrant that are to be paid on the Closing Date.

3.11 No Material Adverse Effect. No event shall have occurred since December 27, 1998, which has had or would reasonably be expected to have a Material Adverse Effect.

3.12 Opinion of Counsel. The Purchaser shall have received (a) from legal counsel for the Company, a favorable opinion as of the Closing Date, substantially in the form of Exhibit H, (b) from Jenkens & Gilchrist and Crawford & Lewis, legal counsel for the Company, a favorable opinion, on which the Purchaser shall have the express right to rely, dated as of the Closing Date, as to the Recapitalization and the Merger Documents, which opinion shall be satisfactory to the Purchase in scope and substance, (c) from legal counsel for the Company, a favorable opinion, on which the Purchaser shall have the express right to rely, dated as of the Closing Date, as to the Senior Loan Documents, which opinion shall be satisfactory to the Purchase in scope and substance and (d) from legal counsel for the Company, a favorable opinion, on which the Purchaser shall have the express right to rely, dated as of the Closing Date, as to the Senior Subordinated Notes Financing and the Senior Subordinated Notes Documents, which opinion shall be satisfactory to the Purchaser in scope and substance.

3.13 Litigation. There shall not exist any pending litigation or, to the Company’s knowledge, investigation affecting or relating to any of the Company or its Subsidiaries, this Agreement and the other Transaction Documents that in the reasonable judgment of the Purchaser would materially adversely affect any of the Company or its Subsidiaries that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date.

3.14 Ownership Structure. The capital and ownership structure of the Company and its Subsidiaries (after giving effect to the Recapitalization and the Transaction Documents) shall be as described in Schedule 3.14. The Purchaser shall be satisfied with the management structure, legal structure, voting control, tax matters, accounting practices, liquidity, total leverage and total capitalization of the Company and its Subsidiaries as of the Closing Date.

3.15 Equity Investment. The Company shall have received new equity capital in an amount not less than $53,399,236 (comprised of an aggregate of $47,119,236 purchased by the Sponsor and Sponsor Affiliates as set forth in the Statement of Purpose and $6,280,000 retained by current equity holders of the Company as set forth in the Statement of Purpose) on terms and conditions acceptable to the Purchaser.

3.16 Existing Indebtedness. Prior to or concurrent with the purchase of the Preferred Stock and the Warrant, the Company and any of its Subsidiaries shall have satisfied in full the existing Indebtedness set forth on Schedule 3.16 and the Purchaser shall have received evidence thereof to reasonably satisfy the Purchaser.

3.17 Advances Under Senior Loan Agreement. The Company shall have entered into the Senior Loan Documents and such Senior Loan Documents shall be in full force and effect. At the Closing, the Lenders thereunder shall, concurrently with the transactions contemplated hereunder, make the advances required to be made at the Closing contemplated therein in connection with the Recapitalization, all on terms and conditions reasonably satisfactory to the Purchaser.

3.18 Closing Under Senior Subordinated Notes Documents. The Company shall have entered into the Senior Subordinated Notes Documents and such Senior Subordinated Notes Documents shall be in full force and effect. At the Closing, the Senior Subordinated Notes Financing shall, concurrently with the transactions contemplated hereunder, close under the Senior Subordinated Notes Documents in connection with the Recapitalization, all on terms and conditions reasonably satisfactory to the Purchaser.

3.19 Articles of Amendment. Prior to the Closing Date, the shareholders of the Company shall have duly approved the Articles of Amendment by written consent or by a vote at a duly held meeting in accordance with the LBCL, the Articles of Incorporation and the Bylaws, and the Articles of Amendment shall have been duly filed with the Secretary of State of the State of Louisiana, all in accordance with the applicable provisions of the LBCL, and the Articles of Amendment shall constitute a legal and valid amendment of the Articles of Incorporation.

3.20 Preferred Stock Certificate. The Purchaser shall have received from the Company a preferred stock certificate in the form of Exhibit I dated the Closing Date.

ARTICLE IV

CONDITIONS TO THE OBLIGATION OF THE COMPANY TO CLOSE

The obligations of the Company to issue and sell the Preferred Stock and the Warrant and to perform its other obligations hereunder shall be subject to the satisfaction as determined by the Company of the following conditions on or before the Closing Date:

4.1 Representations and Warranties True. The representations and warranties of the Purchaser contained in Section 6 hereof shall be true and correct on and as of the Closing Date as if made on and as of such date.

4.2 Compliance with this Agreement. The Purchaser shall have performed and complied in all material respects with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Purchaser on or before the Closing Date.

4.3 Issuance Permitted by Requirements of Laws. The issuance of the Preferred Stock and the Warrant to be issued by the Company hereunder and the consummation of the transactions contemplated hereby (a) shall not be prohibited by any Requirement of Law and (b) shall not subject the Company to any penalty or, in its reasonable judgment, other onerous condition under or pursuant to any Requirement of Law.

4.4 Consents and Approvals. All consents, exemptions, authorizations or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and Contractual Obligations of the Purchaser required in connection with the execution, delivery or performance by the Purchaser or enforcement against the Purchaser of this Agreement shall have been obtained and be in full force and effect, and the Company shall have been furnished with appropriate evidence thereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser, after giving effect to the Recapitalization and the other transactions contemplated by this Agreement and the other Transaction Documents, as follows:

5.1 Existence and Power. Each of the Company and its Subsidiaries (a) is a corporation or limited partnership duly incorporated or formed, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or formation, (b) has all requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged, and (c) has the power and authority to execute, deliver and perform its obligations under this Agreement and each other Transaction Document to which it is or will be a party.

5.2 Authorization; No Contravention. The execution, delivery, performance by the Company and its Subsidiaries of each Transaction Document to which it is or will be a party and the transactions contemplated thereby, including without limitation the issuance by the Company of the Preferred Stock and the Warrant, (a) have been duly authorized by all necessary action, (b) do not contravene the terms of the Articles of Incorporation and Bylaws and the certificate of incorporation and bylaws or partnership agreement of any such Subsidiary, as applicable, and (c) will not violate, conflict with or result in any breach or contravention of or the creation of any Lien (other than Liens under the Senior Loan Documents) under, any Contractual Obligation of the Company or any such Subsidiary, or any Requirement of Law applicable thereto, except to the extent any such breach or contravention or creation of any Lien would not result in a Material Adverse Effect.

5.3 Governmental Authorization: Third Party Consents. Except as described in Schedule 5.3 and except to the extent previously and duly obtained or made and in full force and effect, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by the Company and its Subsidiaries or enforcement against the Company and its Subsidiaries of the Transaction Documents to which any such Person is a party or the transactions contemplated thereby, except to the extent the absence of such approval, consent, compliance, exemption, authorization or other action has not had, or could not reasonably be expected to have, a Material Adverse Effect.

5.4 Binding Effect. This Agreement and the other Transaction Documents to which each of the Company and its Subsidiaries is a party will, upon the due execution and delivery thereof by the Company and its Subsidiaries, constitute the legal, valid and binding obligation of each such Person enforceable against each such Person in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability.

5.5 Litigation. There are no legal actions, suits, proceedings, claims or disputes pending, or to the knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Company or any of its Subsidiaries (a) which affect the legality, validity or enforceability of this Agreement or any other Transaction Document or which seeks to obtain damages or obtain relief as a result of, the transactions contemplated by this Agreement or any other Transaction Document, or (b) which would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order, decree or any other order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Transaction Document.

5.6 No Default or Breach. To the knowledge of the Company, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect, which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

5.7 ERISA. The execution and delivery of this Agreement and each of the other Transaction Documents, the purchase and sale of the Preferred Stock and Warrant hereunder and the consummation of the transactions contemplated hereby and thereby will not result in any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code or any other violations of ERISA or any other Requirement of Law related thereto. Each Plan complies in all material respects with all applicable statutes and governmental rules and regulations, and (a) no Reportable Event has occurred and is continuing with respect to any Plan, (b) neither the Company nor any ERISA Affiliate has withdrawn from any Plan or Multiemployer Plan or instituted steps to do so, and (c) no steps have been instituted to terminate any Plan. No condition exists or event or transaction has occurred in connection with any Plan which could result in the incurrence by the Company or any ERISA Affiliate of any material liability, fine or penalty. No Plan maintained by the Company or any ERISA Affiliate, nor any trust created thereunder, incurred any “accumulated funding deficiency” as defined in Section 302 of ERISA nor does the present value of all benefits vested under all Plans exceed, as of the last annual valuation date, the value of the assets of the Plans allocable to such vested benefits. Neither the Company nor any ERISA Affiliate has any contingent liability with respect to any post-retirement “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA, other than with respect to post-retirement benefits required under Section 4980B of the Code and any similar law).

5.8 Disclosure. To the knowledge of the Company, this Agreement, the Financial Statements (other than the projections set forth as item 3 on Schedule 3.6) and the documents and certificates furnished to the Purchaser by the Company on or prior to the Closing do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading. There is no fact known to the Company which the Company or any Subsidiary has not disclosed to the Purchaser in writing, which has had or would reasonably be expected to have a Material Adverse Effect.

5.9 Capitalization. As of the Closing Date, the authorized capital stock of the Company and it, Subsidiaries and the issued and outstanding shares thereof are as described on Schedule 5.9. As of the Closing Date, all outstanding shares of capital stock of the Company and its Subsidiaries will be duly authorized and validly issued, fully paid, nonassessable and free and clear of any Lien created by the Company or any Subsidiary thereof (other than Liens under the Senior Loan Documents). Except as described in Schedule 5.9, no other class of capital stock or other ownership interests of the Company or its Subsidiaries are authorized or outstanding, and neither the Company nor any Subsidiary has outstanding rights (either preemptive or other) or options to subscribe for or purchase from the Company or such Subsidiary, or any warrants or other agreements providing for or requiring the issuance by the Company or such Subsidiary of, any of its respective capital stock or any securities convertible into or exchangeable for its respective capital stock. The number of shares of the Company’s capital stock reserved for issuance as set forth on Schedule 5.9 is not subject to adjustment by reason of the issuance of the Warrant or the shares of Common Stock issuable upon the exercise thereof. Neither the Company nor any of its Subsidiaries is a party to any “phantom stock”, employee stock option plan, other equity-based incentive plan or similar agreement, other than the Company Stock Option Plan. Except as set forth on Schedule 5.9, (i) there are no preemptive or similar rights to purchase or otherwise acquire equity securities of, or interests in, the Company or any of its Subsidiaries pursuant to any Requirements of Law or Contractual Obligations applicable to the Company or any of its Subsidiaries and (ii) no registration rights under the Securities Act have been granted by the Company or any of its Subsidiaries with respect to its equity securities or interests. The shares of Preferred Stock to be issued to the Purchaser on the Closing Date will, upon issuance to the Purchaser, have the designations, preferences, qualifications, limitations, restrictions and such special and relevant rights as are set forth in the Articles of Incorporation and the LBCL.

5.10 Contractual Obligations, etc. Schedule 5.10 sets forth a complete and accurate list of all material Contractual Obligations of the Company and its Subsidiaries in effect as of the Closing Date. Except as set forth on Schedule 5.10, on the Closing Date each such Contractual Obligation is, and after giving effect to the consummation of the transactions contemplated by the Transaction Documents will be, in full force and effect in accordance with the terms thereof and, to the knowledge of the Company, there are no material defaults by the Company or its Subsidiaries or by any other party under any such Contractual Obligations and neither the Company nor any of its Subsidiaries or any other party under any such Contractual Obligations has given notice of termination or cancellation of such Contractual Obligations.

5.11 Private Offering. No form of general solicitation or general advertising was used by the Company or its representatives in connection with the offer or sale of the Preferred Stock or Warrant or any other securities of the Company. Assuming the truth of the representations in Article 6, no registration of the Preferred Stock or Warrant pursuant to the provisions of the Securities Act or any state securities or “blue sky” laws will be required by the offer, sale or issuance of the Preferred Stock and Warrant pursuant to this Agreement. All prior offerings and sales of securities of the Company and its Subsidiaries were in compliance with all applicable federal and state securities laws.

5.12 Broker’s, Finder’s or Similar Fees. Except for fees to the Agent and the other lenders in respect of the Senior Loan Agreement and fees to the purchasers in respect of the Senior Subordinated Note Purchase Agreement, a transaction fee to the Sponsor in an amount not to exceed $1,875,000 in connection with services rendered in negotiating and consummating the transactions under the Merger Documents and arranging and negotiating financing of such transactions with the Purchaser and the other fees paid to the Sponsor in accordance with Section 9.3(d), and commitment fees to the Purchaser, all payable on the closing date of the transactions contemplated by the Purchase Agreement, there are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection with the transactions contemplated hereby or any other Transaction Document to which the Company or any Subsidiary is a party, based on any agreement, arrangement or understanding with the Company or any such Subsidiary or any action taken by the Company or any such Subsidiary.

5.13 Merger Documents. The Company has delivered to the Purchaser true, complete and correct copies of the Merger Documents, together with all amendments and modifications thereto. Such documents (including the schedules and exhibits thereto) comprise a full and complete copy of all agreements between the parties thereto with respect to the subject matter thereof and all transactions related thereto, and there are no agreements or understandings, oral or written, or side agreements not contained therein that relate to or modify the substance thereof.

5.14 Senior Loan Documents/Senior Subordinated Notes Documents. The Company has delivered to the Purchaser true, complete and correct copies of the Senior Loan Documents and the Senior Subordinated Notes Documents together with all amendments and modifications thereto. Such documents (including the schedules and exhibits thereto) comprise a full and complete copy of all agreements between the parties thereto with respect to the subject matter thereof and all transactions related thereto, and there are no agreements or understandings, oral or written, or side agreements not contained therein that relate to or modify the substance thereof.

5.15 Other Transaction Documents. The Company has delivered to the Purchaser true, complete and correct copies of each other Transaction Document together with all amendments and modifications thereto. Such documents (including the schedules and exhibits thereto) comprise a full and complete copy of all agreements between the parties thereto with respect to the subject matter thereof and all transactions related thereto, and there are no agreements or understandings, oral or written, or side agreements not contained therein that relate to or modify the substance thereof.

5.16 Subsidiaries and Investments. Neither the Company nor its Subsidiaries has any Subsidiaries, other than the Subsidiaries listed on Schedule 5.16. Except for such Subsidiaries listed on Schedule 5.1.6, neither the Company nor its Subsidiaries (i) owns or controls any securities or owns other investments in any Person or (ii) is a participant in any joint venture, partnership or similar arrangement.

5.17 Tax Matters. The Company and each of its Subsidiaries has timely filed all federal, state and local tax returns and reports, U.S. and non-U.S., required to be filed by it and has paid all taxes, assessments, fees and other charges levied upon its properties that are shown thereon as due and payable, other than those that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with GAAP. Such returns accurately reflect in all material respects all liability for taxes of the Company and its Subsidiaries for the periods covered thereby. As of the Closing Date and except as set forth on Schedule 5.17, there is no ongoing audit or examination or, to the knowledge of the Company, other investigation by any Governmental Authority of the tax liability of the Company and any of its Subsidiaries, and there is no unresolved claim by any Governmental Authority concerning the tax liability of the Company or its Subsidiaries for any period for which tax returns have been or were required to have been filed, other than unsecured claims for which adequate reserves have been established in accordance with GAAP. Neither the Company nor any of its Subsidiaries has waived or extended or has been requested to waive or extend the statute of limitations relating to the payment of any material taxes.

5.18 Financial Statements.

(a) The audited Financial Statements, complete and correct copies of which have previously been furnished to the Purchaser by the Company, present fairly, in all material respects, the financial condition, results of operations and changes in financial position of the Company and it Subsidiaries in accordance with GAAP, consistently applied, as of the dates and for the periods set forth therein. The unaudited Financial Statements, complete and correct copies of which have previously been furnished to the Purchaser by the Company, present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries in accordance with GAAP, consistently applied, as of the dates and for the periods set forth therein, subject to the lack of footnote disclosure and changes resulting from normal year-end adjustments, none of which, alone or in the aggregate, would have a Material Adverse Effect. Since December 27, 1998, there has been no Material Adverse Change.

(b) As an inducement to the Purchaser to enter into this Agreement and the other Transaction Documents, the Company has caused to be provided to the Purchaser the projections listed on Schedule 5.18 (the “Projections”) prepared by the Sponsor. The Company represents and warrants that, after a good faith review of information currently available: (i) the assumptions underlying the Projections are reasonable; (ii) the Projections are based upon good faith and diligent estimates of the anticipated operating results and consummation of the transaction; and (iii) no event has occurred and no circumstance has arisen since the date of the Projections which would render the Projections or the assumptions underlying the Projections misleading or no longer reasonable; provided, however, that the Purchaser recognizes that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results, and the differences may be material.

5.19 Absence of Undisclosed Liabilities. Except as set forth on Schedule 5.19, neither the Company nor any of its Subsidiaries has any material obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted), other than (a) liabilities set forth on the Latest Balance Sheet (including any notes thereto), (b) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business and which do not individually or in the aggregate have a Material

Adverse Effect and (c) obligations expressly disclosed in the other schedules and exhibits attached to this Agreement.

5.20 Title To Properties and Assets. The Company and each of its Subsidiaries has good and marketable title in fee simple (or its equivalent under applicable law) to all real property owned by it. The Company and each of its Subsidiaries has good and valid title to, or a valid leasehold interest in, all other properties and assets used by it, located on its premises or shown on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens, other than for (a) properties and assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet, (b) Liens disclosed on the Latest Balance Sheet (including the notes thereto) or (c) Permitted Liens. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company or its Subsidiaries are reasonably fit and usable for the purposes for which they are being used in all material respects. Neither the Company nor its Subsidiaries is in violation of any material zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties. The Affiliates of the Company or its Subsidiaries do not own or lease any properties or assets that are used by the Company or its Subsidiaries except as set forth on Schedule 5.20.

5.21 Compliance with Laws. Except as set forth on Schedule 5.21, neither the Company nor its Subsidiaries has violated any Requirements of Law (including, without limitation, all federal, state and foreign laws governing franchise, health, safety, food and liquor matters), which violation would reasonably be expected to have a Material Adverse Effect, and neither the Company nor its Subsidiaries has received written notice of any such violation.

5.22 Hazardous and Toxic Materials. There has been no written complaint, order, citation or notice issued or, to the knowledge of the Company, threatened, with regard to air emissions, Hazardous Discharges or other environmental, health or safety matters affecting any of the premises owned or leased by the Company or its Subsidiaries or the businesses therein conducted. There has been no material spill, discharge, release or cleanup of any Hazardous Material with respect to such premises (except spills, discharges or releases in the ordinary course of business and permitted by applicable Environmental Law) (“Hazardous Discharge”), and, accordingly, such properties are clean of all such Hazardous Materials in all material respects. To the extent the premises owned or leased by the Company or its Subsidiaries are used for the handling, storage, transportation or disposal of Hazardous Materials, such use is in accordance with applicable Environmental Law in all material respects and the Company or its Subsidiaries have obtained all necessary permits, licenses and approvals in connection with applicable Environmental Law. Except as set forth on Schedule 5.22, no underground or above-ground storage tanks or surface impoundments are located on any of the premises owned or leased by the Company or its Subsidiaries.

5.23 Certain Federal Regulations. None of the Company nor any of it Subsidiaries nor any Person controlling, controlled by or under common control with the Company or any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. None of the Company nor any of its Subsidiaries is an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined under the Investment Company Act of 1940, as amended. Since its date of incorporation, organization or formation, none of the Company or its Subsidiaries has been, nor is, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code and in Section 1.897-2(b) of the Treasury Regulations issued thereunder.

5.24 Absence of Certain Changes or Events. Except as set forth in Schedule 5.24, since the date of the Latest Balance Sheet, the Company and each of its Subsidiaries has conducted its business only in the ordinary course consistent with its past practices, and neither the Company nor any of its Subsidiaries has (a) incurred, or agreed to incur, Indebtedness, (b) experienced any damage, destruction or loss that, to the extent not covered by insurance, has had or reasonably would be expected to have a Material Adverse Effect, (c) declared, set aside or paid any dividend or other distribution (whether in cash, equity securities, interests or property) in respect of its equity securities, (d) entered into any material Contractual Obligations involving any director, officer, manager, shareholder, member, employee, Affiliate or their respective Affiliates of the Company or any of its Subsidiaries, (e) granted or committed to grant to any director, officer, manager, member, employee or Affiliate of the Company or any of its Subsidiaries any material increase in compensation or benefits or (f) granted or committed to grant to any director, officer, manager, employee or Affiliate of the Company or any of its Subsidiaries any increase in or right to severance or termination pay or any other compensation or benefits payable upon a change in control of any such entity.

5.25 Year 2000 Issue. All Information Systems and Equipment are Year 2000 Compliant, except to the extent that failures to be Year 2000 Compliant would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

5.26 Insurance. Schedule 5.26 sets forth an accurate and complete list and a brief description (including the insurer, policy number, type of insurance coverage and limits, deductibles, current premium, expiration dates and any special cancellation conditions) of all material policies of fire, liability (including, but not limited to, product liability), workers’ compensation, and other forms of insurance owned or held by either the Company or its Subsidiaries or pursuant to which any of their assets are insured as of the Closing Date.

5.27 Organizational and Governing Documents. The certificates or articles of incorporation, formation or organization, partnership or operating agreements and bylaws of the Company and its Subsidiaries furnished to the Purchaser are in full force and effect, without further changes, amendments or modification.

5.28 Transactions with Affiliates. Except as set forth on Schedule 5.28, there are no Contractual Obligations of the Company or any of its Subsidiaries to any of the officers, directors, managers, shareholders, members, employees, Affiliates or their respective Affiliates, of the Company or any of its Subsidiaries other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company or its Subsidiaries, (c) for standard employee benefits made generally available to all employees of the Company (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company) and (d) pursuant to any of the Transaction Documents. None of the officers, directors, managers, shareholders, members, employees, Affiliates, or their respective Affiliates, of the Company or any of its Subsidiaries, has incurred Indebtedness to the Company or has any direct or indirect ownership interest in any Person with which the Company is affiliated or, to the Company’s best knowledge, with which the Company or any of its Subsidiaries has a business relationship except that such Person may own stock in publicly traded companies.

Other than as set forth on Schedule 5.28, no officer, director, manager, shareholder, member, employee, Affiliate, or any of their respective Affiliates, of the Company or any of its Subsidiaries, is, directly or indirectly, interested in any material Contractual Obligation with the Company. Except as may be expressly disclosed in notes to the Financial Statements, the Company is not a. guarantor or indemnitor of any Indebtedness of any other Person.

5.29 Use of Proceeds. The proceeds from the issuance of the Preferred Stock will be used for working capital and general corporate purposes of the Company and its Subsidiaries, including, without limitation, to effect the Recapitalization and to pay fees and expenses related to the Recapitalization, all as set forth on Schedule 5.29.

5.30 Intellectual Property.

(a) Schedule 5.30 sets forth a complete and correct list of all Intellectual Property that is owned by the Company and its Subsidiaries (the “Owned Intellectual Property”) which has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office and United States Copyright Office or other filing offices, domestic or foreign, and identifies the office with which such filing was made. The Owned Intellectual Property constitutes all Intellectual Property used by, and necessary for the conduct of the business of, the Company and its Subsidiaries. To the Company’s knowledge, the Owned Intellectual Property does not infringe the rights of any other Person in respect of any Intellectual Property. To the Company’s knowledge, none of the Owned Intellectual Property is being infringed in any material respect by any other Person. To the Company’s knowledge, each Owned Intellectual Property registration and filing listed in Schedule 5.30 is in full force and effect.

(b) Schedule 5.30 sets forth a complete and correct list of all material Contractual Obligations (i) pursuant to which the use by any Person of Intellectual Property is licensed or permitted by the Company or any of its Subsidiaries and (ii) pursuant to which the use by the Company or any of its Subsidiaries of Intellectual Property is licensed or permitted by any other Person (collectively, the “Intellectual Property Licenses”). To the Company’s knowledge, all Intellectual Property Licenses (A) are in full force and effect in accordance with their terms, and (B) are free and clear of any Liens (other than Permitted Liens). Neither the Company or any of its Subsidiaries nor, to the Company’s knowledge, any of the other parties thereto, is in default under any of the Intellectual Property Licenses, and no such default is currently threatened. There is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the best knowledge of the Company, threatened, that challenges the rights of the Company or any of its Subsidiaries in respect of any Intellectual Property, Owned Intellectual Property or any of the Intellectual Property Licenses. None of the Owned Intellectual Property or any Intellectual Property Licenses are subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator or other Governmental Authority. The Company has taken commercially reasonable steps to maintain and protect its trade secrets. To the Company’s knowledge, any Person licensing Intellectual Property from the Company has taken all commercially reasonable steps to maintain and protect the Intellectual Property which is subject to such license.

5.31 Employee Controversies. There are no material controversies pending or, to the knowledge of the Company, threatened or anticipated between the Company or any of its

Subsidiaries, on the one hand, and any of their respective employees, on the other hand, and there are no labor disputes, grievances, arbitration proceedings or any strikes, work stoppages or slowdowns pending, or to the knowledge of the Company, after due inquiry, threatened, between the Company or any of its Subsidiaries, on the one hand and their respective employees and representatives on the other hand, which could have a Material Adverse Effect.

5.32 Licenses. Except as set forth on Schedule 5.32, neither the Company nor any of its Subsidiaries is, in any material respect, in violation of or delinquent with respect to, any decree, order or arbitration award or law or regulation of, or agreement with, or any license or permit from, any Governmental Authority, including, without limitation, laws and regulations relating to food or liquor, occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious or age discrimination which would reasonably be expected to have a Material Adverse Effect. Any and all approvals by any state liquor authority necessary for the continued operation of any restaurant operated by the Company or any Subsidiary with liquor service have been received.

5.33 Representations and Warranties in Other Agreements. The representations and warranties made by each of the Company, its Subsidiaries, the Company’s shareholders and the Sponsor in the Senior Loan Documents, the Merger Documents, the Senior Subordinated Notes Documents, the other Transaction Documents, and in any other certificates delivered pursuant hereto or thereto, are true and correct in all material respects (except where any such representation and warranty is stated as being true only as of a specific date, in which case such representation and warranty was true and correct in all material respects on such date).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company as of the Closing Date as follows:

6.1 Authorization; No Contravention. The execution, delivery and performance by the Purchaser of this Agreement (a) is within the Purchaser’s power and authority and has been duly authorized by all necessary corporate action, (b) does not contravene the terms of the Purchaser’s organizational documents or any amendment thereof and (c) will not violate, conflict with or result in any breach or contravention of any material Contractual Obligation of the Purchaser, or any material Requirement of Law directly relating to the Purchaser.

6.2 Binding Effect. This Agreement has been duly executed and delivered by the Purchaser, and this Agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles relating to enforceability.

6.3 Accredited Investor; Purchase for Own Account. The Purchaser is an “accredited investor” within the meaning of Regulation D under the Securities Act. The Preferred Stock, the Warrant and the shares of Common Stock to be issued upon exercise of the Warrant are being or will be acquired for its own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the Securities Act or the securities laws of any state, without prejudice, however, to the rights of the Purchaser at all times to sell or otherwise dispose of all or any part of its Preferred Stock, its Warrant or any shares of Common Stock under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act. If the Purchaser should in the future decide to dispose of its Preferred Stock, its Warrant or any shares of Common Stock issued upon exercise of the Warrant, the Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect. The Purchaser agrees to the imprinting, so long as required by law, of a legend on certificates representing its Preferred Stock, the Warrant or any shares of Common Stock issued upon exercise of the Warrant to the following effect:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.”

The Purchaser agrees to the imprinting, so long as required by law, of a legend on certificates representing its shares of Common Stock (including any shares issued upon exercise of the Warrant) to the following effect:

“THESE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS, INCLUDING CERTAIN TRANSFER RESTRICTIONS, OF THAT CERTAIN SHAREHOLDERS AGREEMENT, DATED AS OF SEPTEMBER     , 1999, AMONG THE COMPANY AND CERTAIN OF THE COMPANY’S SHAREHOLDERS. A COPY OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST TO THE COMPANY MADE BY THE HOLDER OF THIS CERTIFICATE.”

ARTICLE VII

FINANCIAL INFORMATION AND NOTICES

Until such time as the Company registers a class of its capital stock under the Securities Exchange Act of 1934, as amended, or for so long as the Preferred Stock is outstanding or unless otherwise consented to in writing by the Required Holders, the Company hereby covenants and agrees as follows:

7.1 Financial Statements and Other Information. The Company shall deliver to each Significant Holder:

(a) Monthly Financials. As soon as available and in any event within 30 days after the end of the first two months of each fiscal quarter, the consolidated balance sheet of the Company and its Subsidiaries, as at the end of such month and the related consolidated statements of income and cash flow for such month and for the period from the beginning of the then current fiscal year to the end of such month, setting forth in each case comparisons to the annual budget and to the corresponding period in the preceding year.

(b) Quarterly Financials. As soon as available and in any event within 45 days after the end of the first three fiscal quarters of each fiscal year, the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of income and cash flow for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, setting forth in each case comparisons to the annual budget and to the corresponding period in the preceding year all in reasonable detail and prepared in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter.

(c) Year-End Financials. As soon as available and in any event within 90 days after the end of each fiscal year, (i) the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related audited consolidated statements of income, shareholders’ equity and cash flow for such fiscal year, setting forth in each case comparisons to the annual budget and to the preceding fiscal year, (ii) a report with respect to the financial statements from a “Big Five” accounting firm or other firm reasonably acceptable to the Required Holders selected by the Company, which report shall be certified and without qualification and shall state that (A) such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (B) that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards, and (iii) an unaudited consolidating balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and unaudited consolidating statements of income, cash flows and shareholders’ equity for the Company and its Subsidiaries for the fiscal year then ended, all in reasonable detail.

(d) Accountants’ Reports. Promptly upon receipt thereof, copies of all significant reports submitted to the Company or any of its Subsidiaries by independent public accountants in connection with each annual, interim or special audit of the financial statements of the Company and its Subsidiaries made by such accountants, including the comment letter submitted by such accountants to management in connection with their annual audit.

(e) Management Report. Within 45 days after the end of each fiscal quarter of the Company and its Subsidiaries, a management report: (i) describing the operations and financial condition of the Company and its Subsidiaries for the month then ended and the portion of the current fiscal year then elapsed, (ii) setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent projections for the current fiscal year delivered pursuant to Section 7.1(f) and (iii) discussing the reasons for any significant variations from such projections. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of the Company to the effect that such information (including the financial statements of the Company and its Subsidiaries delivered pursuant to Sections 7.1(a), (b) and (c)) fairly presents the results of operations and financial condition of the Company and its Subsidiaries as at the dates and for the periods indicated, except for normal year-end audit adjustments (and absence of footnotes, in the case of monthly and quarterly financials).

(f) Projections. As soon as available and in any event no later than 30 days following the first day of each fiscal year of the Company, a business plan of the Company and its Subsidiaries for the ensuing fiscal year, such plan to include, on a monthly basis, the following: a monthly operating and capital budget, a projected monthly income statement, statement of cash flows and balance sheet and a report containing management’s discussion and analysis of such projections, accompanied by a certificate from the chief financial officer of the Company to the effect that such projections have been prepared on the basis of sound financial planning practice.

(g) SEC Filings and Press Releases. Promptly upon their becoming available, copies of: (i) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the Commission and (ii) all press releases and other statements made available by the Company or any of its Subsidiaries to the public concerning developments in the business of any such Person.

(h) Notices. Prompt (but in no event later than 10 days after any Designated Officer of the Company obtains knowledge thereof) written notice of: (i) the commencement of all proceedings and investigations by or before any Governmental Authority (including any notice of material violation of any Requirement of Law) and all actions and proceedings in any court or before any arbitrator against or involving the Company or any Subsidiary or any of their respective properties, assets or businesses, in each case involving a claim or liability which could reasonably be expected to have a Material Adverse Effect, (ii) any labor controversy that has resulted in or threatens to result in, a strike or other work action against the Company or any Subsidiary that would reasonably be expected to have a Material Adverse Effect, (iii) any attachment, judgment, levy or order assessed against the Company or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, (iv) any default under this Agreement, the Senior Loan Agreement, or the Senior Subordinated Notes Documents, and (v) any act or condition arising under ERISA that might constitute grounds for the termination of any employee benefit plan or for the appointment by the appropriate United States District Court of a trustee to administer such plan that would reasonably be expected to have a Material Adverse Effect.

(i) Senior Debt/Senior Subordinated Notes Notices. A copy of any certificate, notice or related correspondence provided (i) to the Agent or any Lender pursuant to Sections 8.01(f) or (g) of the Senior Loan Agreement as in effect on the date hereof and/or to the trustee, purchasers or required holders pursuant to Sections 6.1(b), (e) or (f) of the Senior Subordinated Note Purchase Agreement as in effect on the date hereof.

(j) Other Information. With reasonable promptness, such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by any Significant Holder.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until such time as the Preferred Stock is no longer outstanding or unless otherwise consented to in writing by the Required Holders, the Company shall and shall cause each of its Subsidiaries to:

8.1 Preservation of Corporate Existence and Related Matters. Preserve and maintain its separate corporate existence and obtain, maintain and preserve in full force and effect all other rights, franchises, licenses, permits, certifications, approvals and privileges required by Governmental Authorities and necessary to the ownership, occupation or use of its properties or the conduct of its business, except to the extent the failure to do so would not be reasonably likely to have a Material Adverse Effect, and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except in each case to the extent that the failure to be or remain so qualified would not reasonably be expected to have a Material Adverse Effect.

8.2 Maintenance of Property. Protect and preserve all properties necessary and material to its business, including copyrights, patents, trade names and trademarks; maintain in good working order and condition (ordinary wear and tear excepted) all buildings, equipment and other tangible real and personal property necessary and material to its business; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business so that the business carried on in connection therewith may be properly conducted at all times.

8.3 Maintenance of Insurance. Maintain insurance with responsible insurance companies against at least such risks and in at least such amounts as is consistent with its current practices or as may be required by any Requirement of Law or Contractual Obligation of the Company or any of its Subsidiaries.

8.4 Payment of Obligations, Taxes and Governmental Charges. Pay all liabilities and obligations as and when due (subject to any applicable subordination provisions), except to the extent failure to do so would not be reasonably likely to have a Material Adverse Effect and pay or perform all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property (including, without limitation, withholding, social security, payroll and similar employment related taxes on the dates such taxes are due); provided, that the Company or such Subsidiary may contest such taxes, assessments and other governmental charges in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

8.5 Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP consistently applied and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

8.6 Compliance With Laws and Obligations. Observe and remain in material compliance with all Requirements of Law and Contractual Obligations and maintain in full force and effect all approvals of Governmental Authorities, in each case applicable or necessary to the conduct of its business except where the failure to do so would not result in a Material Adverse Effect.

8.7 Visits and Inspections. Permit representatives of each Significant Holder, from time to time, as often as may be reasonably requested, but only during normal business hours and upon reasonable prior notice, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects (and by this provision the Company authorizes such accountants to discuss the finances and affairs of the Company and the Subsidiaries).

8.8 Conduct of Business. Engage only in business consisting primarily of business conducted on the Closing Date and other businesses reasonably related thereto.

8.9 Use of Proceeds. Use the proceeds of the sale of the Preferred Stock and the Warrant hereunder only (a) in connection with the Recapitalization, (b) for the payment of fees and expenses in connection with the transactions contemplated by the Transaction Documents and (c) for other general business purposes, including working capital and capital expenditures.

8.10 Consummation of Recapitalization and Other Transactions. On the Closing Date, consummate the Recapitalization and each of the other transactions contemplated by the Transaction Documents, substantially in accordance with the terms of such documents, and deliver to the Purchaser as soon as reasonably practicable after the Closing Date a certificate from the Company to that effect dated the Closing Date and signed by the chief executive officer of the Company.

8.11 Reservation of Shares. At all times reserve and keep available out of the aggregate of its authorized but unissued shares, free of preemptive rights, such number of its duly authorized shares of Common Stock as shall be sufficient to enable the Company to issue Common Stock upon exercise of the Warrant.

8.12 Compliance with Agreements. Perform and observe, all of its material obligations to the Purchaser, and the holders of the Preferred Stock and the Warrant, and the Common Stock issued upon exercise of the Warrant, set forth in this Agreement, the Warrant and the other Transaction Documents to which it is a party and the certificate or articles of incorporation, formation or organization and bylaws or other organizational and governing documents of the Company or any of its Subsidiaries.

8.13 ERISA. Comply in all material respects with the applicable provisions of ERISA and neither the Company nor any of its ERISA Affiliates will make, or will accrue an obligation to make, any contribution to any Multiemployer Plan.

8.14 Brokerage. Pay, and hold the Purchaser harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any claim against the Company, or arising as a result of actions taken by the Company or any of its officers, directors, employees or agents, for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement.

8.15 Replacement of Certificates for Shares. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any certificate evidencing any shares of the Preferred Stock and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided if the owner of such shares is the Purchaser or an institutional holder, its own unsecured agreement to indemnify shall be deemed satisfactory), or (b) in the case of mutilation, upon surrender and cancellation thereof, at its expense, execute and deliver, in lieu thereof, a new certificate for an equal number of shares of Preferred Stock.

8.16 Registration of Preferred Stock. Register all shares of the Preferred Stock issued pursuant to this Agreement in the Purchaser’s name and thereafter, upon surrender of any certificate therefor as provided herein and in the Shareholders Agreement, in such name or names as the Purchaser or the Purchaser’s duly registered successors and assigns may request.

8.17 Exchange of Certificates for Shares. Upon surrender at the office of the Company of any certificate for shares of the Preferred Stock and at the request of the holder of such shares, execute and deliver, at its expense, new certificates for shares of Preferred Stock in exchange for such surrendered certificates, which new certificates shall be in denominations of 200 shares or any multiple thereof (except as may be necessary to reflect any number of shares not evenly divisible by 200 as requested by such holder) in an aggregate number of shares equal to the number of shares represented by such surrendered certificates. In the event a certificate being surrendered is for less than 200 shares, a new certificate will be issued for not less than the number of shares represented by the certificate being surrendered. Such new certificates shall be registered in the name of such Person as such holder may request.

ARTICLE IX

NEGATIVE COVENANTS

Until such time as the Preferred Stock is no longer outstanding or unless otherwise consented to in writing by the Required Holders, the Company shall not and shall not permit any of its Subsidiaries to:

9.1 Purchase of Shares. Directly, or indirectly, purchase, redeem or retire or make any offer to purchase, redeem or retire, an shares of the Preferred Stock other than pursuant to and in accordance with the applicable provisions of the Articles of Incorporation.

9.2 Limitations on Acquisitions and Joint Ventures. Purchase, own, invest or otherwise acquire, directly or indirectly, any capital stock, interests in any partnership, limited liability company or joint venture, evidence of debt or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person, or enter into, directly or indirectly, any commitment or option in respect of the foregoing except for transactions related to the Company’s current line of business as conducted on the date hereof.

9.3 Transactions With Affiliates. Enter into any transaction (including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service) or amend any agreements in effect as of the date of this Agreement with any officer, director, stockholder or other Affiliate of the Company or any Subsidiary; provided, however, that nothing contained in this Section 9.3 shall prohibit:

(a) transactions in the ordinary course of its business and upon fair and reasonable terms that are no less favorable to the Company or a Subsidiary than such Person would obtain in a comparable arm’s length transaction with a Person other than an Affiliate of the Company or such Subsidiary;

(b) the payment by the Company of reasonable and customary fees to members of the Company’s Board of Directors;

(c) the payment by the Company of reasonable fees and compensation paid to, and payments or loans made to, officers or employees of the Company as determined in good faith by the Company’s Board of Directors or senior management, including, but not limited to, the employment agreements between the Company and each of William L. Hyde (including the granting of options pursuant thereto) and Ruth U. Fertel which become effective upon the completion of the Recapitalization; provided, that, such officers or employees are not Affiliates of the Sponsor; and

(d) the payment by the Company of transaction, management, consulting and advisory fees and related expenses to Madison Dearborn Partners, LLC and its Affiliates; provided that such fees shall not, in the aggregate, exceed $1,875,000 in connection with the Recapitalization or $200,000 in any fiscal year commencing after the date of the Recapitalization, payable in equal quarterly installments of no more than $50,000, plus out-of-pocket expenses; provided, further, that no such fee shall be payable on any date if Consolidated EBITDA (as defined in the Senior Subordinated Note Documents) of the Company for the four fiscal quarters immediately preceding such date shall be less than $25,000,000.

9.4 Lines of Business. Engage in any business other than the businesses engaged by it on the Closing Date or businesses and activities reasonably related thereto.

9.5 Certain Amendments. Amend, modify or change any provision of any of the Transaction Documents (other than the Senior Loan Documents, the Senior Subordinated Notes Documents, the Shareholders Agreement and Registration Agreement) or its articles or certificate of incorporation, bylaws, partnership agreement, certificate of formation or other governing documents, as the case may be, or the terms of any class or series of its capital stock, other than in a manner that would not reasonably be expected to adversely affect the Purchaser in its capacity as a holder of the Preferred Stock and/or the Warrant.

9.6 Limitations on Layering. Incur any Indebtedness that is subordinate or junior in right of payment to any Indebtedness arising under the Senior Loan Documents and the Senior Subordinated Notes Documents other than (a) “Permitted Indebtedness” (as defined in the Senior Subordinated Note Purchase Agreement as in effect on the Closing Date) and (b) unsecured Indebtedness of the Company or its Subsidiaries incurred in connection with “Permitted Acquisitions” (as defined in the Senior Loan Documents as in effect on the Closing Date) up to an aggregate principal amount of $5,000,000 outstanding at any one time and payable to the corresponding sellers of an acquired business or entity in the form of seller notes, seller earn-outs or similar deferred or contingent purchase price payments (but excluding any payments held in escrow thereunder or representing deferred purchase price payments (excluding seller earn-outs) for a period not exceeding 180 days after the consummation of a Permitted Acquisition).

ARTICLE X

INDEMNIFICATION

10.1 Indemnification. In addition to all other sums due hereunder or provided for in this Agreement, the Company agrees to indemnify and hold harmless the Purchaser and its Affiliates and its officers, directors, agents, employees, subsidiaries, partners and controlling Persons (each, an “Indemnified Party”) to the fullest extent permitted by law, from and against any and all out-of-pocket losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel) or other liabilities (collectively, “Liabilities”) resulting from or arising out of any investigation or proceeding against the Company or any Indemnified Party and arising out of or in connection with this Agreement or any of the Transaction Documents, whether or not the transactions contemplated by this Agreement are consummated, which investigation or proceeding requires the participation of, or is commenced or filed against, any Indemnified Party because of this Agreement, any other Transaction Document or such other documents and the transactions contemplated hereby or thereby, provided, that the Company shall not be liable under this Section 10.1 to an Indemnified Party for any liabilities resulting primarily from any actions that involved the gross negligence or willful misconduct of such Indemnified Party or the breach by such Indemnified Party of any representation, warranty, covenant or other agreement of such Indemnified Party contained herein or in the Articles of Incorporation, the

Warrant, the Shareholders Agreement or the Registration Agreement; and provided, further, that if and to the extent that such indemnification is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such Liabilities for which it would otherwise be liable hereunder which shall be permissible under applicable laws. In connection with the obligation of the Company to indemnify for Liabilities as set forth above, the Company further agrees, upon presentation of appropriate invoices containing reasonable detail, to reimburse each Indemnified Party for all such Liabilities (including reasonable fees, disbursements and other charges of counsel) as they are incurred by such Indemnified Party; provided, that if an Indemnified Party is reimbursed hereunder for any Liabilities, such reimbursement of Liabilities shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from the willful misconduct or gross negligence of such Indemnified Party. The obligations of the Company under this paragraph will survive any transfer of the Preferred Stock, the Warrant or the Common Stock issued upon exercise of the Warrant by the Purchaser. In the event that the foregoing indemnity is unavailable or insufficient to hold an Indemnified Party harmless, then the Company will contribute to amounts paid or payable by such Indemnified Party in respect of such Indemnified Party’s Liabilities in such proportions as appropriately reflect the relative benefits received by and fault of the Company and such Indemnified Party in connection with the matters as to which such Liabilities relate and other equitable considerations.

10.2 Notification. Each Indemnified Party under this Article 10 will, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the Company under this Article 10, notify the Company in writing of the commencement thereof. The omission of any Indemnified Party so to notify the Company of any such action shall not relieve the Company from any liability which it may have to such Indemnified Party under this Article 10 unless, and only to the extent that, such omission results in the Company’s forfeiture of substantive rights or defenses or the Company is otherwise irrevocably prejudiced in defending such proceeding. In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify the Company of the commencement thereof, the Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to the Company; provided, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action, claim or proceeding in which both the Company, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the Company’s expense and to control its own defense of such action, claim or proceeding if, (a) the Company has failed to assume the defense and employ counsel as provided herein, (b) the Company has agreed in writing to pay such fees and expenses of separate counsel or (c) in the reasonable opinion of counsel to such Indemnified Party, a conflict or likely conflict exists between the Company, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable, provided, however, that the Company shall not in any event be required to pay the fees and expenses of more than one separate counsel (and if deemed necessary by such separate counsel, appropriate local counsel who shall report to such separate counsel). The Company agrees that it will not, without the prior written consent of an Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if such Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. The Company shall not be liable for any settlement of any claim, action or proceeding effected against an Indemnified Party without the prior written consent of the Company. The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

ARTICLE XI

MISCELLANEOUS

11.1 Survival of Representations, Warranties and Covenants. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Purchaser, or acceptance of the Preferred Stock and Warrant and payment therefor and shall survive until such time as the Preferred Stock has been redeemed in full in cash. All covenants and indemnities made herein shall survive the execution and delivery of this Agreement, and the issuance of the Preferred Stock and Warrant, and shall survive until such time as the Preferred Stock has been redeemed in full in cash; provided, however, that all covenants and indemnities set forth in Article X and Article XI shall expressly survive for a period of two years after the redemption of the Preferred Stock in full in cash.

11.2 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, recognized overnight courier service or personal delivery:

(a)	if to the Company:

Ruth U. Fertel, Inc.

3321 Hessmer Avenue

Metairie, LA 70002

Attention: Mr. William L. Hyde, Jr.

Telecopy No.: (504) 454-9067

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

COMPANY:

RUTH U. FERTEL, INC.

By:	/s/ William L. Hyde, Jr.
Name: William L. Hyde, Jr.
Title: President and Chief Executive Officer

PURCHASER:

FIRST UNION INVESTORS, INC.

By:	/s/ Kevin J. Roche
Name: Kevin J. Roche
Title: Senior Vice President

(b) if to Purchaser:

First Union Investors, Inc.

One First Union Center, 5th Floor

301 South College Street

Charlotte, NC 28288

Attention: Mr. Kevin J. Roche

Telecopy No.: (704) 383-3927

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied.

11.3 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws and except as otherwise set forth in the Transaction Documents (including, without limitation, the Shareholders Agreement), the Purchaser may assign any of its rights under this Agreement, to any Person (other than to any Person who is a direct competitor of the Company and where such assignment would adversely effect the Company). The Company may not assign any of its rights under this Agreement without the prior written consent of the Purchaser. Except as provided in Article 10, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of any of the Transaction Documents.

11.4 Remedies Cumulative. No failure or delay on the part of the Company or the Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Purchaser at law, in equity or otherwise.

11.5 Determinations, Requests or Consents. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure of the Company from the terms of any provision of this Agreement, shall be effective (a) only if it is made or given in writing and signed by the Company and the Required Holders in accordance with this Section 11.5, and (b) only in the specific instance and for the specific purpose for which made or given. All determinations, requests, consents, waivers or amendments to be made by the Purchaser in their opinion or judgment or with their approval or otherwise pursuant to this Agreement shall be made by the holders of at least 51% of the Preferred Stock then outstanding and, if no Preferred Stock is outstanding, so long as the Company is obligated to comply with Article VII of this Agreement, the holders of at least 51% of, collectively, the Common Stock or which the Warrant may be or has been exercised (in either case, the “Required Holders”).

11.6 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

11.7 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

11.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE.

11.9 Jurisdiction. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought in the courts of the State of North Carolina or of the United States of America for the Middle District of North Carolina and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Section 11.2, such service to become effective 10 days after such mailing.

11.10 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

11.11 Rules of Construction. Unless the context otherwise requires, “or” is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

11.12 Entire Agreement. This Agreement, together with the exhibits and schedules hereto and the other Transaction Documents, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits hereto, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

11.13 Certain Expenses. The Company agrees to pay or reimburse the Purchaser and its successors and assigns for: (a) all reasonable out-of-pocket costs and expenses (including,

without limitation, reasonable attorneys’ fees and expenses) in connection with (i) the negotiation, preparation, execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated thereby and (ii) any amendment, modification or waiver of any of the terms of this Agreement or the Transaction Documents; (b) all costs and expenses of the Purchaser and its successors and assigns (including, without limitation, reasonable attorney’s fees and expenses) in connection with any default hereunder and any enforcement proceedings resulting therefrom; and (c) transfer, stamp, documentary or other similar taxes, assessments or charges levied by any Governmental Authority in respect of this Agreement or the Transaction Documents or any other document referred to herein or therein, and will indemnify and save the Purchaser harmless, without limitation as to time, from and against any and all liabilities with respect to all such taxes, assessments and charges and agrees to pay the Purchaser such additional amounts as may be necessary in respect of such taxes, assessments and charges in order that the Purchaser shall incur no greater cost or expenses than the Purchaser would have incurred had there been no such taxes, assessment or charges payable in respect of this Agreement, the Transaction Documents or any other document referred to herein or therein. The obligations of the Company under this Section 11.13 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated herein and any redemption or repurchase of the Preferred Stock.

11.14 Publicity. Except as may be required by applicable law, none of the parties hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other parties hereto (which approval will not be unreasonably withheld). If any announcement is required by law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon.

11.15 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement and/or the Articles of Incorporation.

11.16 Amendment or Waiver. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the prior written consent of the Required Holders to such amendment, action or omission to act; provided, however, that, without the prior written consent of each of the Purchasers, no such agreement shall amend the provisions of this Section 11.16 or the definition of the term “Required Holders”. Each holder of the Warrant, at the time or times thereafter outstanding, shall be bound by any consent authorized by this Section, whether or not the Warrant shall have been marked to indicate such consent.

11.17 Arbitration.

(i) Notwithstanding the provisions of Section 11.9 to the contrary, upon demand of any party hereto, whether made before or within three months after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement and other Transaction Documents (“Disputes”) between or among parties to this Agreement shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, claims arising from Transaction Documents executed in the future, or claims arising out of or connected with the transactions reflected by this Agreement. Arbitration shall be conducted under and governed by the Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in New York, New York. A hearing shall begin within 90 days of demand for arbitration, and all hearings shall be concluded within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then no more than a total extension of 60 days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties hereto do not waive applicable federal or state substantive law except as provided herein.

(ii) Notwithstanding the preceding binding arbitration provisions, each of the parties agrees to preserve, without diminution, certain remedies that the Purchaser may employ or exercise freely, independently or in connection with an arbitration proceeding or after an arbitration action is brought. The Purchaser shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable (A) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted under the Transaction Documents or under applicable law or by judicial foreclosure and sale, including a proceeding to confirm the sale; (B) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (C) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (D) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

(iii) The parties hereto agree that they shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

(iv) By execution and delivery of this Agreement, each of the parties hereto accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction relating to any arbitration proceedings conducted under the Arbitration Rules in New York, New York and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available.

[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

COMPANY: RUTH U. FERTEL, INC.

By:	/s/ WILLIAM L. HYDE, JR.
Name: William L. Hyde, Jr. Title: President and Chief Executive Officer

PURCHASER: FIRST UNION INVESTORS, INC.

By:	/s/ KEVIN J. ROCHE
Name: Kevin J. Roche Title: Senior Vice President